Exhibit 10. (d)

AMENDMENT TEN

TO THE FLEETBOSTON FINANCIAL CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(1996 Restatement)

WHEREAS, the Human Resources Committee of the Board of Directors of FleetBoston Financial Corporation has determined that it is desirable to amend the FleetBoston Financial Corporation Supplemental Executive Retirement Plan (1996 Restatement), as amended (the “Plan”), as permitted by Article 7 of the Plan.

NOW THEREFORE, the Plan is hereby amended effective immediately as follows:

1. Appendix A is hereby amended to add the following new Sub-section 4 at the end of Section A:

4.	Consistent with the actions taken by the Human Resources Committee at its meeting held on October 21, 2003, Eugene McQuade will receive an additional year of Credited Service for each year of actual service beginning on or after January 1, 2003, for purposes of calculating his retirement benefit under the Plan; provided, however, that the additional service credit provided to Mr. McQuade under this Appendix A shall not be taken into account for purposes of the additional years of service credit provided under Mr. McQuade’s change in control agreement with the Company (i.e., the three year SERP service credit under his change in control agreement when read with this Appendix A to the SERP shall only entitle him to three additional years of service credit, not six additional years).

IN WITNESS WHEREOF, this Amendment Ten has been adopted by the Human Resources Committee on the 21st day of October 2003 and is executed by a duly authorized officer of FleetBoston Financial Corporation.

FLEETBOSTON FINANCIAL CORPORATION

By:	/s/ M. Anne Szostak
M. Anne Szostak
Executive Vice President, Director of Human Resources and Diversity